FOR IMMEDIATE RELEASE
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                             OSAGE BANCSHARES, INC.
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                                    ANNOUNCES
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                                  EARNINGS AND
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                               QUARTERLY DIVIDEND
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January 24, 2008

Pawhuska, OK

         Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, announced earnings for the three months ended December 31, 2007 of $294,000 ($.09 per diluted share), which represents a $113,000, or 62.8%, increase over the $181,000 ($.05 per diluted share) earned in the same period of 2006. The annualized return on assets for the period was .86%, with an annualized return on equity of 3.26%, compared to .62% and 5.25%, respectively, for the quarter ended December 31, 2006.

         Net interest income for the quarter ended December 31, 2007 was $1,105,000, a $308,000, or 38.6%, increase from the same period in 2006. This increase mainly reflects equity proceeds from the stock offering completed in January 2007 and higher loan balances. The Company had no provision for loan losses in the quarter ended December 31, 2007, compared to a $10,000 provision in the same period in 2006. Noninterest income for the quarter ended December 31, 2007 was $192,000, a $33,000, or 20.4%, increase from the quarter ended December 31, 2006. Gains on loan sales were up $16,000 due to higher loan volumes sold. Service charges, net loan servicing fees, miscellaneous fees, and other income all increased for the quarter. Noninterest expense for the quarter ended December 31, 2007 was $838,000, a $162,000 or 23.9% increase over the same quarter last year. Compensation

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expense increased $58,000 due to normal salary increases and higher expenses for employee stock benefit plans. Advertising increased $19,000 because of a new ad campaign, and occupancy expenses increased $9,000 due to a branch renovation. Expenses associated with being a public company increased $60,000, including additional expenses relating to the 2007 annual meeting of shareholders. Income taxes were $165,000 for the quarter ended December 31, 2007, an increase of $75,000 over the same period last year, because of a corresponding increase in pretax income.

         Net income for the six months ended December 31, 2007 was $602,000 ($.18 per diluted share), a $254,000 or 72.9% increase over the $348,000 earned in the same period last year. The annualized return on assets for the current period was .92%, with annualized return on equity of 3.34%, compared to .60% and 5.09%, respectively for the period ended December 31, 2006.

         Net interest income for the six months ended December 31, 2007 was $2,221,000, increasing $655,000, or 41.8% from the same period last year. This increase mainly reflects equity proceeds and higher loan balances. The Company had no provision for loan losses in the period ended December 31, 2007, compared to a $10,000 provision in the same period in 2006. Noninterest income for the current six month period was $369,000, a $38,000 or 11.4% increase from the same period last year. Gains on sales of loans were up $19,000 due to higher loan volumes sold. Other fees, including debit card income, increased $13,000. Noninterest expense increased $289,000, or 21.3% to $1,645,000 for the current year. Compensation expense increased $99,000 principally due to normal salary increases and higher employee stock ownership plan costs. Occupancy expenses increased $23,000 due to a branch renovation. Expenses associated with being a public company increased $97,000, including additional expenses relating to the 2007 annual meeting of shareholders. Income taxes were $343,000 for the period ended December 31, 2007, an increase of $160,000 over the same period last year, because of a corresponding increase in pretax income.

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         Total assets  increased  $14.1  million  from June 30, 2007,  and as of
December 31, 2007 were $136.8 million, while stockholders' equity increased $80,000 to $35.3 million. This increase in stockholders' equity was primarily due to earnings and the effects of stock plans.

         Loans receivable totaled $95.5 million as of December 31, 2007, an increase of $6.8 million from June 30, 2007. The increase was principally due to residential and nonresidential real estate loan growth. The Company's asset quality ratios remain strong. Non-performing loans represented .01% of total loans at December 31, 2007, compared to less than .01% as of December 31, 2006. The allowance for loan losses at December 31, 2007 was $399,000, and represented ..42% of total loans. There were no charge-offs for the three months ended
December 31, 2007 compared to $3,000 in the three months ended December 31, 2006. Deposits increased $13.1 million, or 18.0%, from June 30, 2007 to $85.8 million as of December 31, 2007, due to growth in public funds and rate promotions on certificates of deposit. Federal Home Loan Bank advances totaled $14.0 million, a $1.0 million increase from June 30, 2007. The increase was primarily for improving interest rate risk by lengthening the maturities of liabilities.

         The Company also announced that its Board of Directors had declared its fifth quarterly cash dividend of $.085 per share, payable February 22, 2008 to stockholders of record as of February 8, 2008. It is the Board of Directors' current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

         On January 17, 2007, Osage Federal MHC (the "MHC") completed its reorganization into stock form and Osage Bancshares, Inc. (the "Company") succeeded to the business of the MHC's former federal mid-tier holding company subsidiary, Osage Federal Financial, Inc., which ceased to exist. Each outstanding share of common stock of Osage Federal Financial, Inc. (other than those

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held by the MHC)  was  converted  into  1.5739  shares  of  common  stock of the
Company. As part of the transaction, the Company sold a total of 2,513,880 shares to the public at $10 per share, including 201,828 shares purchased by the Company's employee stock ownership plan with funds borrowed from the Company.

         Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates two offices and two automated teller machines in Osage and Washington Counties, Oklahoma. The Company's stock is traded on the NASDAQ Global Market under the symbol OSBK.

         Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

             Contact:  Sue A. Smith
             Vice President and Chief Financial Officer
             OSAGE BANCSHARES, INC.
             918-287-2919



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